MOTA IPO Reservation

Invest in Drone and Robotics

Mota Group, Inc has filed for the Initial Public Offering. If you'd like to participate please fill out the form below to be placed in the priority list. This non-binding indication of interest should not exceed 10% of your annual income or net worth or, in the case of business, 10% of revenue/net assets.

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The company has filed a Regulation A+ offering statement with the U.S. Securities and Exchange Commission in regards to a sale of its common stock. Until such statement is qualified by SEC: 1) No money or other consideration is being solicited, and if sent in response, will not be accepted; and 2) No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance by us is given after the qualification date. Our SEC filing can be retrieved from go.mota.com/703

MOTA®


INVEST IN DRONES
LIMITED SHARES AVAILABLE UNDER REG A+ IPO
RESERVE SHARES

Overview | Why Drones & Robots | Products | Sales & Customers | Financials | Company | Investments

RESERVE SHARES

Company Overview

DRONES
11 Lines of Drones & Growing

EST. 2003
Over a Decade of Experience

2,000,000+
Customers

AWARD WINNING
Products

GLOBAL SALES
San Jose, Calif. Headquartered

ROBOTICS
Companion

Expanding International Sales

100+ Countries

And Growing!

Our Market Share in 2003



142%

Total Sales Growth in 3 months

148,955

Over 100,000 Facebook Followers

Goldman Sachs Research

Drone shipments projected to rise from 2.2 million units in 2015 to more than 7.9 million units annually by 2020.

Drones are rapidly transitioning from gadgets for hobbyists to one of the hottest technology items on the market.

Google, Facebook, Amazon and Walmart have entered the race to provide a drone delivery service for e-commerce.

This will further increase the adoption of drones by consumers.


4000
3000
2000
1000
0
2013
2014
2015E
2016E
2017E
2018E
2019E
2020E
Revenue
Quantity


Estimated Investment In Drone Hardware
Global
Government
Consumer
Enterprise
$14
$12
$10
$8
$6
$4
$2
$0
USD (Billions)
2015
2016E
2017E
2018E
2019E
2020E
2021E
BI Intelligence

BI Intelligence:

Drones will be a significant part of our lives in the next 5 years

Shipments of consumer drones will more than quadruple over the next five years, fueled by increasing price competition and new technologies that make flying drones easier for beginners.

Product Lines

Camera, Drone. Reinvented.

Lily Next-Gen™

Our Lily Next-Gen is an extremely easy-to-use camera drone in the spirit of the Lily flying camera. It features a 4K Ultra HD camera—a first and so far only one in its class, as well as a longer flight time than competitive products.

Lily Next-Gen's Follow-Me feature captures stunning video of the user's adventures. It's smaller than most other drones, folding to the width of a smartphone to be taken anywhere. It's the first in a line of Lily-brand drones for both fun and adventure as well as professional use.

SEE DETAILS





Above and Beyond

Mota GIGA™ Series

With up to 90 minutes endurance, GIGA drones tackle demanding missions wherever and whenever. Optional REMOTE HANDS™ Flight Management System under development will optimize your GIGA for any mission, and prototype radar—a first in the industry—provides obstacle avoidance at greater range and higher precision than any other technology.

LEARN MORE

Agile, Precise, Fast.

MOTA Pro Live™

Able to maneuver in the smallest of spaces, Mota Pro Live drones handle exceptionally precisely and quickly. One-button operation for auto flight functions and rapid deployment make them ideal for capturing video and photographs under the tightest of time constraints. Available in four and six-motor configurations.

LEARN MORE




JETJAT

Drones just got to be fun!

Mota JETJAT®

From smaller than a golf ball to less per side than a jumbo paperclip, JETJAT drones provide the most fun-per-ounce, sending beautiful SD video to a smartphone. Winner of a Toy of the Year nomination by the Toy Industry Association, they are perfect entry-level drones for novice pilots as well as providing hours of fun for adults and children alike.

LEARN MORE

Lily Next-Gen vs Competitors

		 Competition	 Lily Next-Gen
Features	Camera	1080p	4K Ultra HD / 1080p
	Flight Time [i]	16 minutes	Up to 18 minutes
	Smart Hover™	-	✓
	Active Object Tracking	1080p	4K Ultra HD
	Extra Battery	-	✓
	Loss Protection Plan™	-	✓
Privacy	Data Privacy	-	✓
Ease of Purchase	Payment Methods [iii]	2	7
Flight Capabilities	Fly Indoors & Outdoors Automatic Flight	✓	✓
Photo	Photo Bursts	3-shot burst fixed	2-15 shot bursts selectable
	Digital Gimbal	2-axis mechanical	✓
Ease of Use	Super Easy to Fly	-	✓

[i] Lily Next-Gen flight time depends on battery condition, flight conditions, and drone operation.

[ii] Competitor warranty covers damage only.

[iii] LILY payment methods include: All major credit and debit cards, Affirm time payments, Amazon Pay, Apple Pay, Bitcoin, and PayPal.

"We started with two people in 2003."

Since 2003 we have come a long way in building a company that is a role model not only in size but in being innovative and in simplifying complex electronic gadgets. We are not about creating the most complicated gadget on the market. Instead, we make things simple to use so consumers will want to use them day in and day out. Think of the difference the iPhone made in simplifying how people make phone calls. That's our strategy for making robots and drones part of our everyday lives. We created our business from the ground up with a strong foundation for growth. Our Regulation A public offering is a first step in inviting everyone who believes that robots and drones can make life easier to be part of this revolution.

We hope you will join us in making this happen.

Michael Faro, President Co-founder

Sales Channels

B2C
60%



ONLINE

Direct to Consumer

Multiple Payment Methods
Capture Consumer Data
Use the Lily Community to Reinforce Brand Loyalty
Higher Margins

Distribution

Worldwide
Local Support for Customers
Enhanced Presence at Retail

B2B
40%



Our Customers

FISCAL YEAR ENDED JUNE 30, 2017 UPDATE



5000000
3750000
2500000
1250000
0
FY17
FY16

Financial Summary

Capital Needs

- Expand production to catch up with demand
- Stock sufficient inventory worldwide
- Increase sales personnel and structure

Increase in Margin

Use of Proceeds

Increase Production | Other

Meet Demand

Increase Market Share

Optimize Inventory

Mota's plans for blockchain in the drone industry "would be much larger than what the FAA is trying to accomplish by itself," Faro said. "The FAA is working on a centralized system. We're working on a global, multinational system of data that is freely accessible."

Invest in Drone Simplicity

Relentless Focus on Innovation

We are exploring the application of blockchain technology to drones. Drones collect data, and blockchain offers a better way to capture, safeguard, and share data.

Blockchain technology already enables safe and secure activities such as online voting, digital rights protection, and cryptocurrencies like Bitcoin.



Meet the Team



Michael Faro

President / Founder

- Consumer Technology Visionary
- Broad Management Experience
- FAA Safety Team



Lily Ju

Chief Product Officer

- Product Management Experience
- International Manufacturing Know-How
- Advises Multinational Startups

Alex Ruckdaeschel

Board of Directors

- Co-Founder Multiple Companies
- Fund Management Experience
- Financial Industry Background



Dave Horin

Financial Advisor, CPA

- Major Company CFO
- Manages IPO-Readiness
- Multiple Sectors, Regions





Alan Jacobs

Board of Directors

- Financial Services Experience
- Direct-to-Consumer Sales
- Successful Consumer Products Companies



Marjorie Bailey

Audit Committee Chair

- Adjunct UC Berkeley Professor
- CFO Major Organizations
- Audit Committee Chair

How a Silicon Valley company is disrupting a $120B Robot and Drone industry

Robots and drones are not commodities; they are necessities.

Company News

NBC

"Lily demoed perfectly. It promises to make camera drones fun and easy."

Oct. 6, 2017

BBC

"We launched Lily Next-Gen in October 2017, and it's been selling very well since."

Jan. 10, 2018

MarketWatch

"Mota envisions a future where blockchain gives greater transparency to drone flight."

Jan. 9, 2018

dronebelow

"Next-Gen LILY Drone Packs a Powerful Punch."

Oct. 10, 2017

Bloomberg Television

"Michael Faro discusses his company's drone fleet with Bloomberg's Haidi Lun."

May 11, 2016

The New York Times

"Going From Smart to Smarter: Jewelers Enter the Wearable Technology Market."

Dec 4, 2014

READ MORE

Documents

Investor Presentation	See our IPO filing	Watch our video

RSVP & Upcoming Conferences

Mota Group Inc.

Investment Discussion Group

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FAQ

Why Drones and Robotics?

We believe the drone market has a significant upside not even explored yet. Revenues from drones reached more than $1 billion in 2017, according to the Consumer Technology Association, which said more than 3 million drones were sold in the U.S. last year, up 28 % from 2016. Goldman Sachs predicted a market size of $38 billion for commercial and consumer drones by 2020.
The use of drones is growing rapidly. This is your opportunity to share our vision of making them ubiquitous!

- How do I buy shares?
- Can investors outside of United States invest?
- What will the proceeds be used for?
- What type of offering is it?
- There are other companies in this sector. How are you different?
- Will you enter the market for military drones?
- Can I sell my shares?
- Do you plan to grow by acquiring other companies?
- Is there a cost to investing?
- What's the maximum amount I can invest?
- Where can I get the full financial details of the offering?
- Can anyone buy your shares? If so when?
- I am already a shareholder, can I buy more?
- How do people pay for the stock?
- Will the stock be listed on an exchange like NASDAQ?
- For how long will people be able to buy the stock?
- How do I get information regarding investment opportunities?

Disclaimer

The company has filed a Regulation A offering statement with the U.S. Securities and Exchange Commission in regards to a distribution of its shares.. Until such statement is qualified by SEC: 1) No money or other consideration is being solicited, and if sent in response, will not be accepted; and 2) No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. You can view our latest Offering Circular by visiting http://go.mota.com/703

